EXHIBIT 5


         CUMMINS ENGINE COMPANY, INC., AND SUBSIDIARIES
         ______________________________________________

                   OPINION OF MARK R. GERSTLE
         Vice President, General Counsel and Secretary
        With Respect to Securities Registered Hereunder
        _______________________________________________



                 Cummins Engine Company, Inc.
           Common Stock, Par Value $2.50 Per Share


     I am the Vice President, General Counsel and Secretary of Cummins Engine Company, Inc., an Indiana corporation (the "Company").
I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the proposed shelf registration of 3,200,000 shares of common stock, par value $2.50 per share, of the Company (the "Shares").

     In connection with the foregoing I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of opinion that the Shares are validly authorized and are legally issued, fully paid and nonassessable.

     I know that I am referred to under the heading "Legal Matters" in the Registration Statement, and I consent to such use of my name in the Registration Statement and to the use of this opinion for filing as an exhibit to the Registration Statement.



 Dated:  April 2, 1996




                                    /s/Mark R. Gerstle
                                    _______________________
                                    Mark R. Gerstle
                                    Vice President, General
                                    Counsel and Secretary